Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

LiveOne, Inc.,
a Delaware corporation

Subsidiaries	Jurisdiction
LiveXLive, Corp.	Delaware
Slacker, Inc.	Delaware
LiveXLive PodcastOne, Inc.	Delaware
Courtside Group, Inc.	Delaware
LiveXLive Merchandising, Inc.	Delaware
Custom Personalization Solutions, Inc.	Delaware
LiveXLive Events, LLC	Delaware
React Presents, LLC	Delaware
LiveXLive Music, Inc.	Delaware
LiveXLive Music Publishing, Inc.	Delaware
Spring Awakening, LLC	Illinois
LiveXLive PR, Inc.	Delaware
Gramophone Media, Inc.	New York
LXL Studios, Inc.	Delaware